                              SCHEDULE 14A INFORMATION
                     PROXY STATEMENT PURSUANT TO SECTION 14(a)
                       OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. ____)

Filed by the Registrant                           /x/
Filed by Party other than the Registrant          / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
      240.14a-12


                                AETRIUM INCORPORATED
                  (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------
     5)   Total fee paid:

          ---------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ------------------------------
     3)   Filing Party:

          ------------------------------

     4)   Date Filed:

          ------------------------------

                                AETRIUM INCORPORATED

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                    MAY 18, 1999


     The Annual Meeting of the Shareholders (the "Annual Meeting") of Aetrium Incorporated, a Minnesota corporation (the "Company"), will be held at the Company's corporate headquarters at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m. on Tuesday, May 18, 1999, for the following purposes:

     1. To elect six (6) persons to serve as directors until the next Annual Meeting of the Shareholders or until their respective successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting.

     The record date for determination of the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof is the close of business on March 25, 1999.

     You are cordially invited to attend the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please be sure you are represented at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided (which requires no postage if mailed in the United States).

                                   By Order of the Board of Directors

                                   /s/ Darnell L. Boehm

                                   Darnell L. Boehm
                                   CHIEF FINANCIAL OFFICER AND SECRETARY

April 5, 1999
North St. Paul, Minnesota

                                AETRIUM INCORPORATED
                                 2350 HELEN STREET
                          NORTH ST. PAUL, MINNESOTA 55109
                                   (651) 704-1800

                                  PROXY STATEMENT
                         FOR ANNUAL MEETING OF SHAREHOLDERS

                                    MAY 18, 1999


                                    INTRODUCTION

     The Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation (the "Company"), will be held at the Company's corporate headquarters at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m. on Tuesday, May 18, 1999.

     A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Common Stock of the Company, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the election as directors of the nominees for directors listed in this Proxy Statement. Abstention from any proposal set forth in the Notice of Meeting is treated as a vote against such proposal. Broker non-votes on any such proposals (I.E., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT.

     The Company expects that this Proxy Statement and Form of Proxy will be first mailed to shareholders on or about April 5, 1999.

                                 OUTSTANDING SHARES

     Only holders of Common Stock of record at the close of business on March 25, 1999 will be entitled to vote at the Annual Meeting. On March 25, 1999, the Company had 9,483,393 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for the purposes of determining a quorum, without regard to whether the card reflects an abstention (or is left blank) or reflects a broker non-vote on a matter.
Holders of shares of Common Stock are not entitled to cumulate voting rights.


                               ELECTION OF DIRECTORS

NOMINATION

     The Company's Bylaws provide that the number of directors that constitutes the Board of Directors (the "Board") will be at least one or such other number as may be determined by the Board or the Company's shareholders. At the 1998 Annual Meeting of the Shareholders of the Company, six directors were elected. By resolution of the Board adopted at a meeting held on March 10, 1999, the Board resolved to nominate the same six persons to stand for election at the 1999 Annual Meeting. Directors elected at the Annual Meeting will hold office until the next regular meeting of shareholders or until their successors are duly elected and qualified.

     All of the nominees are currently members of the Board and have consented to serve as a director, if elected. The election of each director requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided that a quorum consisting of a majority of the voting power of the Company's outstanding shares is represented either in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If prior to the Annual Meeting the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.


INFORMATION ABOUT NOMINEES

     The following table sets forth certain information as of February 19, 1999 which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors for the ensuing year.


        NOMINEES                                                       DIRECTOR
      FOR ELECTION      AGE  PRINCIPAL OCCUPATION                        SINCE
      ------------      ---  --------------------                        -----
 Joseph C. Levesque      54  Chairman of the Board, President and        1986
                             Chief Executive Officer of the Company

 Darnell L. Boehm        50  Chief Financial Officer and Secretary of    1986
                             the Company

 Terrence W. Glarner     55  President of West Concord Ventures, Inc.    1990

 Andrew J. Greenshields  61  President  of Pathfinder Venture Capital    1986
                             Funds

 Douglas L. Hemer        52  Group Vice President of the Company         1986

 Terrance J. Nagel       44  President and Chief Executive Officer       1996
                             of NOW Technologies, Inc.


OTHER INFORMATION ABOUT NOMINEES

     JOSEPH C. LEVESQUE has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since 1986. From 1973 to 1986, Mr. Levesque served in various capacities and most recently as Executive Vice President of Micro Component Technology, Inc., a manufacturer of integrated circuit testers and test handlers. Mr. Levesque is also a director of TSI Inc., a publicly held maker of measurement and instrumentation equipment, and serves on its compensation committee.

     DARNELL L. BOEHM has served as Chief Financial Officer, Secretary and as a director of the Company since 1986. From December 1994 until July 1995, Mr. Boehm had also assumed executive management responsibilities for the Company's San Diego Division. Mr. Boehm is also the principal of Darnell L. Boehm & Associates, a management consulting firm. Mr. Boehm is also a director of Rochester Medical Corporation, a public company, and serves on the audit and compensation committees of such company. Mr. Boehm is also a director of Versa Companies, a privately-held company, and serves on its compensation and audit committees.

     TERRENCE W. GLARNER has served as a director of the Company since March 1990. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc. and has been a consultant to North Star Ventures, Inc. ("North Star"), and Norwest Venture Capital. From 1988 to February 1993, Mr. Glarner was President of North Star and North Star Ventures II, Inc. ("North Star II"), an affiliate of North Star. Mr. Glarner is also a director of CIMA Labs, Inc., FSI International, Inc., Datakey, Inc. and Premis Corporation, all of which are public companies. Mr. Glarner also serves on the compensation committee of each of these four companies.

     ANDREW J. GREENSHIELDS served as a director of the Company from July 1984 to October 1985 and has served continuously as a director since October 1986. Mr. Greenshields has been President of Pathfinder Venture Capital Funds ("Pathfinder"), an investment company, since September 1980. Mr. Greenshields is also a partner of Pathfinder Partners II and Pathfinder Partners III, the general partners of Pathfinder Venture Capital Fund II ("Pathfinder II") and Pathfinder Venture Capital Fund III ("Pathfinder III"), respectively, each a Minnesota limited partnership. Pathfinder is also the management company for Pathfinder II and Pathfinder III. Mr. Greenshields also has been a general partner of Spell Capital

Partners since November 1997. Mr. Greenshields is also a director and member of the audit and compensation committees of CNS, Inc., a public company.

     DOUGLAS L. HEMER has served as a director of the Company since 1986 and has served as Group Vice President of the Company since August 1998. Prior to this appointment, he served as the President of the San Diego Division of the Company since February 1, 1997. From May 1, 1996 until February 1, 1997 Mr. Hemer served as the Company's Chief Administrative Officer. Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining the Company. Mr. Hemer is also a director of Versa Companies, a privately-held company, and serves on its compensation and audit committees.

     TERRANCE J. NAGEL has served as a director of the Company since June 1996. Mr. Nagel is also the President, Chief Executive Officer and co-founder of NOW Technologies, Inc., a wholly-owned subsidiary of ATMI Inc., a position he has held since 1988.


INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met or took action in writing seven times during the fiscal year ended December 31, 1998. Committees established and maintained by the Board include an Audit Committee and a Compensation Committee.

     The function of the Audit Committee is to review the Company's financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met once during the fiscal year ended December 31, 1998. Messrs. Glarner, Greenshields and Nagel served as members of the Audit Committee in fiscal 1998.

     The responsibilities of the Compensation Committee include approving the compensation for those officers who are also directors of the Company and setting the terms of and grants of awards under the Company's 1993 Stock Incentive Plan (the "1993 Plan"). The Compensation Committee met or took action in writing six times during the fiscal year ended December 31, 1998. Messrs. Glarner, Greenshields and Nagel served as members of the Compensation Committee in fiscal 1998.

     All of the Directors of the Company attended 75% or more of the aggregate meetings of the Board and all such committees on which they served.


COMPENSATION OF DIRECTORS

     DIRECTORS' FEES. Directors of the Company receive no cash compensation for their services as members of the Board, although their out-of-pocket expenses incurred on behalf of the Company are reimbursed.

     AUTOMATIC OPTION GRANT. In September of 1996, the Board of Directors amended the 1993 Plan to eliminate the feature providing for the automatic grant of non-statutory stock options to non-employee directors upon the non-employee director's initial election to the Board. Prior to this amendment to the 1993 Plan in September 1996, the 1993 Plan provided for the automatic grant of non-statutory stock options to purchase 30,000 shares of Common Stock to non-employee directors at an exercise price equal to the fair market value of the Common Stock on the date of grant upon the non-employee director's initial election to the Board. Under the 1993 Plan as amended, therefore, there are no automatic option grants to non-employee directors, although all directors are eligible for the grant of options under the 1993 Plan. On August 20, 1998, the Board granted each of the non-employee directors, Messrs. Greenshields, Glarner and Nagel, a non-statutory stock option to purchase 30,000 shares of Common Stock at an exercise price of $6.81, the fair market value of the Common Stock on the date of grant. The options granted to Messrs. Greenshields and Glarner vest in 25% increments (7,500 shares) beginning January 1, 2000 and on each of the next three anniversaries of such date. The option granted to Mr. Nagel vests in 25% increments (7,500 shares) beginning June 19, 2001 and on each of the next three anniversaries of such date. The options granted to Messrs. Greenshields and Glarner expire on January 1, 2004 and the option granted to Mr. Nagel expires on June 19, 2005. Furthermore, although the Board is not obligated to do so, it currently anticipates that it will grant non-statutory stock options to purchase 30,000 shares of Common Stock to non-employee directors upon their initial election to the Board at an exercise price equal to the fair market value of the Common Stock on the date of grant.


                             PRINCIPAL SHAREHOLDERS AND
                         BENEFICIAL OWNERSHIP OF MANAGEMENT

     The table below sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 19, 1999, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director, nominee and executive officer named in the Summary Compensation Table (set forth herein), and (c) by all executive officers and directors of the Company as a group. The address for all executive officers and directors of the Company is 2350 Helen Street, North St. Paul, Minnesota 55109.


                               SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)
                               ---------------------------------------------
 NAME                                  AMOUNT            PERCENT OF CLASS(2)
 ----                                  ------            -------------------
 Joseph C. Levesque                   249,282 (3)                2.6%

 Darnell L. Boehm                      50,081 (4)                  *

 Daniel M. Koch                        55,145 (5)                  *

 Kenneth R. Lee                        16,142 (6)                  *

 Terrence W. Glarner                   47,830 (7)                  *

 Andrew J. Greenshields                33,000 (8)                  *

 Douglas L. Hemer                      57,498 (9)                  *

 Stephen P. Weisbrod                    7,242 (10)                 *

 Terrance J. Nagel                     19,000 (11)                 *


 U.S. Bancorp.                        898,398 (12)               9.5%
 601 Second Avenue South
 Minneapolis, MN 55402-4302

 Kopp Investment Advisors, Inc.     1,787,245 (13)              18.8%
 6600 France Avenue South
 Suite 672
 Edina, MN 55435

 Woodland Partners LLC               512,550 (14)                5.4%
 60 South Sixth Street
 Suite 3750
 Minneapolis, MN  55402

 All executive officers and        1,026,233 (15)               10.4%
 directors as a group
 (16 persons)


-------------------------
*Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)  Based on 9,488,434 shares of Common Stock outstanding as of February 19,
     1999.

(3) Includes options to purchase 153,230 shares of Common Stock exercisable within 60 days.

(4) Includes options to purchase 25,422 shares of Common Stock exercisable within 60 days.

(5) Includes options to purchase 18,031 shares of Common Stock exercisable within 60 days.

(6) Includes options to purchase 16,042 shares of Common Stock exercisable within 60 days.

(7) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days.

(8) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days.

(9) Includes options to purchase 40,885 shares of Common Stock exercisable within 60 days.

(10) Includes options to purchase 1,042 shares of Common Stock exercisable within 60 days.

(11) Includes options to purchase 18,000 shares of Common Stock exercisable within 60 days.

(12) Based solely on a Schedule 13G dated February 11, 1999, includes shares of Common Stock held by The Regional Equity Fund, a mutual fund of First American Investment Funds, Inc., an open-end investment company. U.S. Bancorp ("US Bancorp") has sole voting power over 873,808 shares and shared voting power over 17,590 shares. US Bancorp has sole dispositive power over 862,908 shares and shared dispositive power over 17,590 shares.

(13) Based solely on a Schedule 13G dated January 28, 1999, includes 1,434,345 shares of Common Stock held of record by clients of Kopp Investment Advisers, Inc. ("KIA"), over which KIA has shared dispositive power, 352,900 shares of Common Stock over which KIA has sole dispositive power. KIA has sole voting power over 549,900 shares, and does not share voting power over any of the shares beneficially owned. The shares reported on
     Schedule 13G exclude 20,000 shares over which LeRoy C. Kopp has sole voting and dispositive power. Mr. Kopp owns 100% of Kopp Holding Company which owns 100% of KIA.

(14) Based solely on a Schedule 13G dated February 18, 1999, includes 512,550 shares of Common Stock held of record by Woodland Partners LLC ("Woodland"), over which Woodland has sole dispositive power, comprised of 442,950 shares over which Woodland has sole voting power and 69,600 shares over which Woodland has shared voting power.

(15) Includes options to purchase 387,093 shares of Common Stock exercisable within 60 days.



                     EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1998.


                                            SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                          ANNUAL COMPENSATION          COMPENSATION
                                          -------------------          ------------

 NAME AND                                                           SECURITIES UNDERLYING            ALL OTHER
 PRINCIPAL POSITION           YEAR     SALARY($)       BONUS($)(1)        OPTIONS(#)            COMPENSATION($)(2)
 ------------------           ----     ---------       -----------        ----------            ------------------
 Joseph C. Levesque           1998      $192,908           $40,911             15,000                      $5,000
 PRESIDENT AND CHIEF          1997       189,000            80,714                ---                       4,500
 EXECUTIVE OFFICER            1996       187,385            51,640            200,000 (3)                   4,750

 Douglas L. Hemer (4)         1998      $149,237           $17,536             25,000                      $4,736
 GROUP VICE PRESIDENT         1997       125,000            54,750                ---                       4,662
                              1996        80,769            27,500             52,500                         ---

 Kenneth R. Lee (6)           1998      $129,511           $19,779             85,000 (5)                  $5,000
 PRESIDENT--                  1997        68,558            44,850             75,000                         ---
 LAWRENCE DIVISION            1996         ---               ---                 ---                          ---

 Daniel M. Koch               1998      $127,177           $21,914              7,500                      $4,252
 VICE PRESIDENT--             1997       123,400            62,440                ---                       4,569
 WORLDWIDE SALES              1996       122,431            21,108              7,500 (3)                   4,413

 Stephen P. Weisbrod (7)      1998      $114,423           $27,338            160,000 (5)                 $22,615
 VICE PRESIDENT--             1997           ---               ---                ---                         ---
 CORPORATE TECHNOLOGY         1996           ---               ---                ---                         ---



--------------------------
(1) Cash bonuses and sales commissions for services rendered have been included as compensation for the year earned, even though a portion of such bonuses and sales commissions were actually paid in the following year. Such bonuses and sales commissions were payable pursuant to each executive's individual bonus arrangement, which is based upon the achievement of certain individual and Company goals.

(2) Represents amounts of matching contributions made by the Company to the officers' respective 401(k) accounts, except for Mr. Weisbrod which amount also includes a $20,000 signing bonus for joining the Company.

(3) The options received in 1996 by each of Mr. Levesque and Mr. Koch represent options originally granted to such individuals in 1995 that were repriced in September 1996.

(4)  Mr. Hemer joined the Company in May 1996.

(5) 75,000 of the options received in 1998 by Mr. Lee represent a replacement of options originally granted to Mr. Lee in 1997. 150,000 of the options received in 1998 by Mr. Weisbrod represent 75,000 options originally granted to Mr. Weisbrod in early 1998 and 75,000 options subsequently issued to Mr. Weisbrod to replace such original option grant.

(6) Mr. Lee provided executive management services as a consultant to the Company from January 1996 through May 1997, at which time he became an employee of the Company.

(7)  Mr. Weisbrod joined the Company on a full-time basis in March 1998.


OPTION GRANTS

     The following table summarizes option grants during fiscal 1998 to the executive officers named in the Summary Compensation Table and the potential realizable value of such options.



                                                          OPTION GRANTS IN FISCAL YEAR 1998
                                                                                                     POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF                                                               ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES                                                                   PRICE APPRECIATION
                             UNDERLYING       % OF TOTAL OPTIONS     EXERCISE OR                          FOR OPTION TERM (1)
                              OPTIONS        GRANTED TO EMPLOYEES    BASE PRICE      EXPIRATION           -------------------
 NAME                      GRANTED (#)(2)     IN FISCAL YEAR 1998     ($/SHARE)         DATE                 5%             10%
 ----                      --------------     -------------------     ---------         ----                ---             ---
 Joseph C. Levesque            15,000                1.4%                  $5.63      10/23/03             $23,311       $  51,512

 Douglas L. Hemer              25,000                2.3%                   5.63      10/23/03              38,852          85,853

 Kenneth R. Lee                75,000                6.8%                   6.81       8/20/03             141,163         311,932
                               10,000                0.9%                   5.63      10/23/03              15,541          34,341

 Daniel M. Koch                 7,500                0.7%                   5.63      10/23/03              11,656          25,756

 Stephen P. Weisbrod           75,000                6.8%                  16.63       3/02/03             176,977         549,850
                               10,000                0.9%                   5.63      10/23/03              15,541          34,341
                               75,000                6.8%                   6.81       8/20/03             141,163         311,932



---------------------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued involvement with the Company. The amounts represented in this table will not necessarily be achieved.

(2) All options with an expiration date of August 20, 2003 reflect the replacement of certain previously granted options to Mr. Lee in 1997 and Mr. Weisbrod in 1998. The 1993 Plan is administered by the Compensation Committee (the "Committee"). Mr. Lee's option for 75,000 shares which expires on August 20, 2003 vests 15,000 on August 20, 1998 and 20,000 on each of the first three anniversaries of such date. Mr. Weisbrod's option for 75,000 shares with an expiration date of March 2, 2003 was replaced with the option for 75,000 shares which expires on August 20, 2003, which vests 15,000 on August 20, 1999 and 20,000 on each of the first three anniversaries of such date. All other options set forth in the table above vest in 1/48th increments each month beginning the month after the date of grant. In the event a "change in control" of the Company occurs, then, if approved by the Committee, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. For purposes of the 1993 Plan, a "change in control" of the Company will be deemed to have occurred upon (i) a sale or other transfer of substantially all of the assets of the Company to an entity that is not controlled by the Company, (ii) a merger or consolidation to which the Company is a party if, after such merger or consolidation, the Company's shareholders do not beneficially own more than 80% of the combined voting power of the surviving corporation's outstanding voting securities, (iii) any person becoming the beneficial owner of 40% or more of the combined voting power of the Company's outstanding securities, or (iv) a change in the composition of the Board such that the individuals constituting the Board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board). The payment of an option exercise price may be made either in cash or, subject to the discretion of the Committee, in shares of Common Stock.



OPTION EXERCISES

     The following table summarizes option exercises during fiscal year 1998 and the number and value of options held by the executive officers named in the Summary Compensation Table as of December 31, 1998.


                                 AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                                NUMBER OF                    VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                           SHARES        VALUE             DECEMBER 31, 1998(#)         AT DECEMBER 31, 1998($)(1)(2)
                         ACQUIRED ON    REALIZED          ----------------------        -----------------------------
       NAME             EXERCISE (#)     ($)(2)        EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
       ----             ------------     ------        -----------     -------------    -----------     -------------
 Joseph C. Levesque                 0    $      0          135,625            64,375       $189,859          $114,766
 Douglas L. Hemer                   0           0           42,448            20,052         63,843            21,782
 Kenneth R. Lee                     0           0           15,417            69,583         65,054           302,759
 Daniel M. Koch                17,750     172,737           16,938             9,062         50,234            40,036
 Stephen P. Weisbrod                0           0              417            84,583          2,241           365,571




(1)  Based on the December 31, 1998 closing price of the Common Stock of $11.00.

(2) The "Value Realized" and the "Value of Unexercised In-the-Money Options" amounts are calculated based on the excess of the market value of the Common Stock on the date of exercise or December 31, 1998, respectively, over the exercise price. The exercise price of options may be paid in cash or, in the discretion of the Compensation Committee, in shares of the Company's Common Stock valued at fair market value on the day prior to the date of exercise. In addition, at the discretion of the Compensation Committee, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

COMPENSATION COMMITTEE REPORT ON REPLACEMENT OF CERTAIN OPTIONS

     In August 1998, in the belief that it was in the best interests of the Company and its shareholders to ensure that the intended incentives for employees were maintained in accordance with the compensation philosophy of the Compensation Committee, the Compensation Committee replaced (at a lower exercise price) certain of the options then held by such employees that had been granted pursuant to the Company's 1993 Stock Incentive Plan. These options were replaced to reflect the fact that the market price of the Common Stock had been negatively impacted in 1998 because of the overall downturn in the semiconductor industry. Employees who received the replaced options lost the accrued vesting benefit of the option replaced. The Compensation Committee did not reprice or replace any options held by any director, including those directors holding management positions with the Company. In the opinion of the Compensation Committee, the Company's management and other personnel have dealt with the industry downturn proactively and effectively to manage through the downturn in a manner that has maximized the Company's revenues and operating results while positioning the Company to take advantage of the next industry cycle. Accordingly, the Compensation Committee determined that, in light of the reduced market price of the Common Stock and the importance of equity based compensation to the overall compensation philosophy of the Compensation Committee, it was appropriate to replace these options to provide the continuing incentives intended under the 1993 Plan to the affected employees. These replacement options were granted on August 20, 1998 with an exercise price equal to the market price on that date.

                                             COMPENSATION COMMITTEE

                                             Terrence W. Glarner
                                             Andrew J. Greenshields
                                             Terrance J. Nagel

     The following table sets forth certain additional information regarding all repricings and replacements of options held by any executive officer that have occurred in the last ten years:



                                            TEN-YEAR OPTION REPRICINGS/REPLACEMENTS
                                            ---------------------------------------

                                             NUMBER OF                                                                LENGTH OF
                                            SECURITIES        MARKET PRICE                                         ORIGINAL OPTION
                              REPRICED      UNDERLYING        OF STOCK AT        EXERCISE PRICE                     TERM REMAINING
                                 OR           OPTIONS            TIME OF           AT TIME OF                         AT DATE OF
                              REPLACED      REPRICED OR       REPRICING OR        REPRICING OR     NEW EXERCISE      REPRICING OR
 NAME AND POSITION              DATE       REPLACED (#)      REPLACEMENT ($)     REPLACEMENT($)      PRICE ($)       REPLACEMENT
 -----------------              ----       ------------      ---------------     --------------      ---------       -----------
 Joseph C. Levesque           9/18/96             200,000              $10.25             $16.50          $10.25      51 months
   PRESIDENT AND CEO

 Darnell L. Boehm             9/18/96              44,687               10.25              16.50           10.25      51 months
   CFO

 Daniel M. Koch               9/18/96               7,500               10.25              16.50           10.25      51 months
   VICE PRESIDENT --
   WORLDWIDE SALES

 Paul H. Askegaard           12/19/95               8,925               16.50              22.69           16.50      57 months
   TREASURER                  9/18/96            8,925(1)               10.25              16.50           10.25      48 months
                              9/18/96               5,000               10.25              16.50           10.25      51 months
                              8/20/98               5,000                6.81              14.88            6.81      56 months

 Douglas L. Hemer             9/18/96              52,500               10.25              14.88           10.25      54 months
   GROUP VICE PRESIDENT

 Roger J. Hopkins            12/19/95              15,000               16.50              22.69           16.50      57 months
   VICE PRESIDENT AND         9/18/96           15,000(1)               10.25              16.50           10.25      48 months
   GENERAL MANAGER--          9/18/96              15,000               10.25              16.50           10.25      51 months
   SAN DIEGO DIVISION

 Farid J. Sabounchi           8/20/98              75,000                6.81              16.63            6.81      45 months
   PRESIDENT--
   GRAND PRAIRIE DIVISION

 John J. Pollock              8/20/98              10,000                6.81              17.19            6.81      51 months
   VICE PRESIDENT --          8/20/98              20,000                6.81              14.88            6.81      56 months
   CORPORATE MARKETING

 Keith E. Williams            8/20/98              50,000                6.81              14.88            6.81      56 months
   PRESIDENT--AETRIUM
   WEB TECHNOLOGY
   DIVISION

 Kenneth R. Lee               8/20/98              75,000                6.81              16.63            6.81      45 months
   PRESIDENT--
   LAWRENCE DIVISION

 Lee A. Schafer               8/20/98              15,000                6.81              16.63            6.81      45 months
   VICE PRESIDENT--           8/20/98              10,000                6.81              17.19            6.81      51 months
   CORPORATE PLANNING

 Stephen P. Weisbrod          8/20/98              75,000                6.81              16.63            6.81      56 months
   VICE PRESIDENT--
   CORPORATE TECHNOLOGY


----------------------------

(1) These options were also amended and repriced on December 19, 1995 to an exercise price equal to $16.50, the fair market value of the Common Stock at that date, from an exercise price of $22.69.


EMPLOYMENT AGREEMENT

     Pursuant to an employment agreement effective April 1, 1986 between the Company and Mr. Levesque, the President and Chief Executive Officer of the Company, Mr. Levesque is entitled to receive six months salary as severance pay in the event of an involuntary termination (including by reason of death or disability but excluding termination for cause). In the event of voluntary termination, the Company may elect to pay Mr. Levesque severance pay for any portion of the employment period remaining after notice of termination in lieu of continued employment.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors approves the compensation for executive officers who are also directors of the Company and acts on such other matters relating to their compensation as it deems appropriate. During fiscal 1998, Mr. Levesque, the Company's Chairman of the Board, President and Chief Executive Officer, Mr. Boehm, the Company's Chief Financial Officer and Secretary, and Mr. Hemer, the Group Vice President of the Company, were the only executive officers who were also directors of the Company. The Compensation Committee consists of three non-employee directors and meets at least once per year. The members of the Compensation Committee during fiscal 1998 were Messrs. Glarner, Greenshields and Nagel. Mr. Levesque, as the Company's President and Chief Executive Officer, establishes the compensation of all executive officers who are not also directors of the Company. The Compensation Committee also administers, with respect to all eligible recipients, the Company's stock option plans and determines the participants in such plans and the amount, timing and other terms and conditions of awards under such plans.

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee is committed to the general principle that overall executive compensation should be commensurate with performance by the Company and the individual executive officers, and the attainment of predetermined corporate goals. The primary objectives of the Company's executive compensation program are to:

     - Reward the achievement of desired Company and individual performance goals.

     - Provide compensation that enables the Company to attract and retain key executives.

     - Provide compensation opportunities that are linked to the performance of the Company and that directly link the interests of executives with the interests of shareholders.

     The Company's executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size. In determining compensation levels, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executives. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term Company performance and individual performance.

     EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, bonuses and long-term incentive compensation in the form of stock options. The particular elements of the compensation program are discussed more fully below.

     BASE SALARY. Base pay levels of executives, including the Chief Executive Officer, are determined by the potential impact of the individual on the Company and its performance, the skills and experiences required by the position, the individual performance and potential of the executive and the Company's overall performance. Base salaries for executives are generally evaluated and adjusted annually. A portion of each executive officer's base salary (including the Chief Executive Officer) has been determined based on projections related to Company revenue, and may be increased or decreased during the year based upon actual Company revenue levels. During the first part of fiscal 1998, the executive officers' base salaries (including the Chief Executive Officer's salary) were increased by an average of approximately seven percent (7%), based upon projected revenue growth. In the fourth quarter of fiscal 1998, however, the executive officers' base salaries (including the Chief Executive Officer's salary) were reduced by up to fifteen percent (15%) due to the fact that actual Company revenue was less than the projected revenue levels.

     BONUSES. The Company also may pay bonuses to executive officers, including the Chief Executive Officer, as part of its executive compensation program. The purpose of the cash bonus component of the executive compensation program is to provide a direct financial incentive for executives who help the Company achieve certain Company financial objectives and who meet individual performance goals. The maximum potential bonuses to be awarded in any fiscal year range from thirty percent (30%) of base salary to fifty percent (50%) of base salary for executive officers, including the Chief Executive Officer. In fiscal 1998, bonuses were awarded to executive officers based upon achievement of such individual's personal goals, which in turn support the achievement of corporate goals. These bonuses ranged from approximately twelve percent (12%) to twenty-four percent (24%) of the base salaries of the executive officers. The Chief Executive Officer was awarded bonuses in fiscal 1998 totaling approximately twenty-one percent (21%) of his base salary as the result of the initiation and completion of certain operating goals, including expense control. The Chief Executive Officer's 1998 bonus amounted to less than half of the potential bonus he could have earned had the Company maintained profitability throughout fiscal 1998.

     LONG-TERM INCENTIVE COMPENSATION. Stock options are used to enable key executives to participate in a meaningful way in the success of the Company and to link their interests directly with those of the shareholders. The number of stock options granted to executives, including the Chief Executive Officer, is based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in the Company's industry, the number of options previously granted and individual and Company performance during the year. See "Option Grants" and "Compensation Committee Report on Replacement of Certain Options."

     SECTION 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Company does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.



     CHIEF EXECUTIVE OFFICER            COMPENSATION COMMITTEE
     -----------------------            ----------------------
     Joseph C. Levesque                 Terrence W. Glarner
                                        Andrew J. Greenshields
                                        Terrance J. Nagel


STOCK PERFORMANCE GRAPH

     In accordance with the rules of the Securities and Exchange Commission
(SEC), the following performance graph compares for the five-year period ending on December 31, 1998, the yearly cumulative total shareholder return on the Company's Common Stock on the Nasdaq National Market with the yearly cumulative total return over the same period of the Nasdaq Stock Market (U.S. Companies) Index, the old Peer Group and a Media General Industry Group Index (New Index). The old Peer Group was a self-determined group of peer companies consisting of Electroglas Inc., Aseco Corporation, Teradyne Inc., Cohu, Inc. and Micro Component Technology, Inc. The Company has decided to compare its market performance going forward with the New Index since it believes that the New Index is more representative of the Company's industry than the prior Peer Group. More specifically, the old Peer Group was not representative of the Company's peers due to the inclusion of Teradyne Inc., a large capitalization stock which alone accounted for more than half of the old Peer Group index. The performance of the old Peer Group is displayed below for comparison purposes as required by SEC regulation and will not be provided in the future. The comparison assumes the investment of $100 in Common Stock in August 1993, the date of the Company's initial public offering, the Nasdaq Stock Market (U.S. Companies) Index, the old Peer Group and the New Index. Total return assumes reinvestment of all dividends.

                                       [GRAPH]



                                   FISCAL YEAR ENDING

COMPANY/INDEX/MARKET                1993      1994      1995      1996      1997      1998
Aetrium Inc.                      100.00    113.58    296.15    196.20    266.53    162.88
Peer Group Index                  100.00    123.86    189.97    172.26    217.56    263.88
NASDAQ U.S.                       100.00     97.75    138.26    170.01    208.58    293.21
MG Group Index                    100.00    130.09    205.26    191.53    243.15    273.33


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company purchases machined parts from two partnerships controlled by WEB Technology Inc. One of those partnerships is owned 77% by WEB Technology Inc., which supplied the Company with $74,000 of parts in fiscal year 1998. The other partnership is owned 76.9 % by WEB Technology Inc., and 2.6 % by Keith E. Williams, President of the Company's Aetrium WEB Technology Division, which the
Company paid $591,000 for parts in fiscal year 1998.   In addition to Mr.
William's direct ownership in the second partnership, Mr. Williams owns an 11.8 % interest in WEB Technology Inc.

     The Company leases its Grand Prairie, Texas facility from Damavand Ltd., a Texas partnership, at a cost of $133,000 in fiscal year 1998. Farid J. Sabounchi, President of the Company's Grand Prairie Division, is the controlling equity holder of this partnership, and is President of Octavo Enterprises, Inc., its general partner.

     The Company believes that the above transactions between the Company and its officers and affiliates have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions with officers, directors or 5% beneficial shareholders of the Company's Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.



                               SELECTION OF AUDITORS

     The Company does not intend to request that the shareholders approve the selection of PricewaterhouseCoopers LLP, independent public accountants, for fiscal 1999. The Company has requested and expects, however, one or more representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.



                             SECTION 16(a) BENEFICIAL
                           OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such reports furnished to the Company and written representations, the Company believes that for the year ended December 31, 1998, none of its directors, officers or beneficial owners of greater than 10% of the Company's Common Stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

                   SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals intended to be presented in the Company's proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before November 30, 1999, and must satisfy the requirements of the proxy rules promulgated by the SEC.

     A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy materials must notify the Company by February 2, 2000. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.


                                   OTHER BUSINESS

     The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.


                                   MISCELLANEOUS

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 25, 1999, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.

By Order of the Board of Directors

                                        /s/ Joseph C. Levesque

                                        Joseph C. Levesque
                                        CHAIRMAN OF THE BOARD,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dated:    April 5, 1999
North St. Paul, Minnesota

                                AETRIUM INCORPORATED

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints JOSEPH C. LEVESQUE and DARNELL L. BOEHM, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Aetrium Incorporated held of record by the undersigned on March 25, 1999, at the Annual Meeting of Shareholders to be held on May 18, 1999, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

1.   ELECTION OF DIRECTORS.


    / / FOR all nominees  / / WITHHOLD all nominees  / / FOR all nominees
        listed below          listed below               listed below (except
                                                         nominees written below)


   ----------------------------------------------------------------------------
     (Nominee Exceptions)

          JOSEPH C. LEVESQUE                   ANDREW J. GREENSHIELDS
          DARNELL L. BOEHM                     DOUGLAS L. HEMER
          TERRENCE W. GLARNER                  TERRANCE J. NAGEL

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:             , 1999
      -------------

                                        -----------------------------------
                                                  Signature



                                        -----------------------------------
                                             Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.